Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release
(703) 345-6370                                                                                        August 3, 2016

GRAHAM HOLDINGS COMPANY REPORTS
SECOND QUARTER EARNINGS
ARLINGTON, VA – Graham Holdings Company (NYSE: GHC) today reported income from continuing operations attributable to common shares of $60.8 million ($10.76 per share) for the second quarter of 2016, compared to $39.3 million ($6.71 per share) for the second quarter of 2015. Net income attributable to common shares was $57.8 million ($9.87 per share) for the second quarter of 2015, including $18.5 million ($3.16 per share) in income from discontinued operations. (Refer to “Discontinued Operations” discussion below.)
The results for the second quarter of 2016 and 2015 were affected by a number of items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $45.0 million ($7.97 per share) for the second quarter of 2016, compared to $47.1 million ($8.04 per share) for the second quarter of 2015. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income from continuing operations for the second quarter of 2016:

•	a $38.6 million non-operating gain from the sales of land and marketable equity securities (after-tax impact of $23.9 million, or $4.23 per share);

•	a $3.2 million non-operating gain arising from the formation of a joint venture (after-tax impact of $1.7 million, or $0.29 per share);

•	$24.1 million in non-operating unrealized foreign currency losses (after-tax impact of $15.4 million, or $2.73 per share); and

•	a favorable $5.6 million out of period deferred tax adjustment related to the Kaplan Higher Education (KHE) goodwill impairment recorded in the third quarter of 2015 ($1.00 per share).
Items included in the Company’s loss from continuing operations for the second quarter of 2015:

•	$16.6 million in restructuring charges and accelerated depreciation at the education division (after-tax impact of $10.7 million, or $1.82 per share);

•	a $6.9 million long-lived asset impairment charge at the education division (after-tax impact of $4.4 million, or $0.75 per share);

•	$7.7 million in non-operating gains arising from the sales of three businesses and an investment (after tax impact of $5.0 million, or $0.85 share); and

•	$3.6 million in non-operating unrealized foreign currency gains (after-tax impact of $2.3 million, or $0.39 per share).
Revenue for the second quarter of 2016 was $628.9 million, down 8% from $680.9 million in the second quarter of 2015. Revenues declined at the education division, offset by an increase at the television broadcasting division and in other businesses. The Company reported operating income of $74.1 million for the second quarter of 2016, compared to $56.2 million for the second quarter of 2015. Operating results improved at the education and television broadcasting divisions, offset by a decline in other businesses.
For the first six months of 2016, the company reported income from continuing operations attributable to common shares of $98.5 million ($17.33 per share), compared to $36.6 million ($6.22 per share) for the first six months of 2015. Net income attributable to common shares was $78.4 million ($13.40 per share) for the first six months of 2015, including $41.8 million ($7.18 per share) in income from discontinued operations. (Refer to “Discontinued Operations” discussion below.)
The results for the first six months of 2016 and 2015 were affected by a number of items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $73.2 million ($12.87 per share) for the first six months of 2016, compared to $52.2 million ($8.97 per share) for the

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first six months of 2015. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income from continuing operations for the first six months of 2016:

•	a $40.3 million non-operating gain from the sales of land and marketable equity securities (after-tax impact of $25.0 million, or $4.42 per share);

•	a $22.2 million non-operating gain arising from the sale of a business and the formation of a joint venture (after-tax impact of $13.6 million, or $2.37 per share);

•	$29.5 million in non-operating unrealized foreign currency losses (after-tax impact of $18.9 million, or $3.33 per share); and

•	a favorable $5.6 million out of period deferred tax adjustment related to the KHE goodwill impairment recorded in the third quarter of 2015 ($1.00 per share).
Items included in the Company’s income from continuing operations for the first six months of 2015:

•	$27.3 million in restructuring charges and accelerated depreciation at the education division (after-tax impact of $17.5 million, or $2.99 per share);

•	a $6.9 million long-lived asset impairment charge at the education division (after-tax impact of $4.4 million, or $0.75 per share);

•	$13.7 million in non-operating gains arising from the sales of three businesses and an investment, and on the formation of a joint venture (after tax impact of $8.4 million, or $1.35 per share); and

•	$3.2 million in non-operating unrealized foreign currency losses (after-tax impact of $2.1 million, or $0.36 per share).
Revenue for the first six months of 2016 was $1,230.7 million, down 7% from $1,328.3 million in the first six months of 2015. Revenues declined at the education division, offset by an increase at the television broadcasting division and in other businesses. The Company reported operating income of $126.0 million for the first six months of 2016, compared to $65.1 million for the first six months of 2015. Operating results improved at the education and television broadcasting divisions, offset by a decline in other businesses.
Division Results
Education
Education division revenue totaled $419.2 million for the second quarter of 2016, down 20% from revenue of $523.6 million for the same period of 2015. Kaplan reported operating income of $32.9 million for the second quarter of 2016, compared to $15.8 million for the second quarter of 2015. Operating results for the second quarter of 2015 included restructuring costs of $16.6 million and a $6.9 million long-lived asset impairment charge.
For the first six months of 2016, education division revenue totaled $820.3 million, down 20% from revenue of $1,024.2 million for the same period of 2015. Kaplan reported operating income of $47.4 million for the first six months of 2016, compared to an operating loss of $7.0 million for the first six months of 2015. Operating results for the first six months of 2015 included restructuring costs of $27.3 million and a $6.9 million long-lived asset impairment charge.

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A summary of Kaplan’s operating results for the second quarter of 2016 compared to 2015 is as follows:

	Three Months Ended			Six Months Ended
	June 30			June 30
(in thousands)	2016	2015	% Change	2016	2015	% Change
Revenue
Higher education	$157,980	$240,717	(34)	$323,529	$478,285	(32)
Test preparation	79,349	80,381	(1)	145,811	149,607	(3)
Kaplan international	182,325	200,703	(9)	351,612	392,784	(10)
Kaplan corporate and other	18	1,959	(99)	143	3,818	(96)
Intersegment elimination	(459)	(135)	—	(806)	(267)	—
	$419,213	$523,625	(20)	$820,289	$1,024,227	(20)
Operating Income (Loss)
Higher education	$17,237	$24,764	(30)	$38,543	$25,357	52
Test preparation	7,036	7,079	(1)	4,726	2,745	72
Kaplan international	16,479	17,573	(6)	21,376	25,290	(15)
Kaplan corporate and other	(6,107)	(25,251)	76	(13,831)	(50,601)	73
Amortization of intangible assets	(1,704)	(1,467)	(16)	(3,385)	(2,974)	(14)
Impairment of long-lived assets	—	(6,876)	—	—	(6,876)	—
Intersegment elimination	(49)	26	—	(49)	58	—
	$32,892	$15,848	—	$47,380	$(7,001)	—
Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional and other continuing education businesses.
Since 2012, KHE has closed campuses, consolidated facilities and reduced its workforce. On September 3, 2015, Kaplan completed the sale of substantially all of the remaining assets of its KHE Campuses business. In connection with these and other plans, KHE incurred $2.5 million and $5.4 million in restructuring costs in the second quarter and first six months of 2015, respectively. For the second quarter of 2015, these costs included severance ($1.0 million), lease obligation losses ($0.9 million) and accelerated depreciation ($0.6 million). For the six months of 2015, these costs included severance ($2.2 million), lease obligation losses ($1.8 million), accelerated depreciation ($1.3 million) and other items ($0.1 million).
In the second quarter of 2015, Kaplan recorded a $6.9 million long-lived asset impairment charge in connection with the KHE Campuses business. KHE results, excluding the impairment charge, include revenue and operating losses (including restructuring charges) related to all KHE Campuses, those sold or closed, including Mount Washington College and Bauder College, as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2016	2015	2016	2015
Revenue	$266	$66,152	$1,064	$131,459
Operating loss	$(907)	$(6,776)	$(2,099)	$(19,063)
In the second quarter and first six months of 2016, KHE revenue declined 34% and 32%, respectively, due to campus sales and closings, and declines in average enrollments at Kaplan University. KHE operating results declined in the second quarter of 2016 due primarily to lower enrollment at Kaplan University, offset by reduced losses at the KHE Campuses business. KHE operating results improved in the first six months of 2016 due to reduced losses at the KHE Campuses business and lower marketing expenditures at Kaplan University.
New higher education student enrollments at Kaplan University declined 25% in the second quarter of 2016 and 31% for the first six months of 2016 due to lower demand across Kaplan University programs. Total students at Kaplan University were 33,367 at June 30, 2016, down 19% from June 30, 2015.

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Kaplan University enrollments at June 30, 2016 and 2015, by degree and certificate programs, are as follows:

	As of June 30
	2016	2015
Certificate	6.6%	2.9%
Associate’s	20.4%	28.0%
Bachelor’s	50.4%	46.8%
Master’s	22.6%	22.3%
	100.0%	100.0%
Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation programs. KTP revenue declined 1% and 3% for the second quarter and first six months of 2016, respectively. Enrollments, excluding the new economy skills training offerings, were down 10% for the first six months of 2016 due primarily to declines in pre-college programs; however, unit prices were generally higher. In comparison to 2015, KTP operating results were down 1% in the second quarter of 2016, but improved for the first six months of 2016. KTP's results reflect a reduction in operating expenses, despite increased investment in new economy skills training programs.
Kaplan International includes English-language programs, and postsecondary education and professional training businesses largely outside the United States. In January and February 2016, Kaplan acquired Mander Portman Woodward, a leading provider of high-quality, bespoke education to UK and international students in London, Cambridge and Birmingham; and Osborne Books, an education publisher of learning resources for accounting qualifications in the UK.
Kaplan International revenue declined 9% and 10% for the second quarter and first six months of 2016, of which 3% was due to currency fluctuations. The remaining decrease is due to enrollment declines in English-language and UK Pathways programs, partially offset by enrollment growth in Singapore and Australia higher education programs. Revenue growth from the 2016 acquisitions was largely offset by revenue declines due to prior year dispositions. Operating income declined in the second quarter and first six months of 2016, due largely to the declines in English-language and Pathways results, partially offset by operating income from newly acquired businesses.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. In the second quarter of 2015, Kaplan corporate recorded $13.6 million in restructuring charges, including accelerated depreciation ($9.7 million) and lease obligation losses ($3.8 million), related to office space managed by Kaplan corporate. In the first six months of 2015, Kaplan corporate recorded $21.2 million in restructuring charges, including accelerated depreciation ($16.2 million) and lease obligation losses ($4.9 million) related to office space managed by Kaplan corporate. In 2016, Kaplan corporate expenses also declined due to the benefits from restructuring activities. Also, 2015 spending for the replacement of its human resources system was not repeated in 2016.
In the first quarter of 2016, Kaplan sold Colloquy, which was a part of Kaplan corporate and other, for a gain of $18.9 million that is included in other non-operating income. In the second quarter of 2015, Kaplan sold two small businesses; one was part of KHE and the other was part of Kaplan International. The gains on these dispositions are included in other non-operating income in the second quarter of 2015.
Television Broadcasting
Revenue at the television broadcasting division increased 6% to $96.5 million in the second quarter of 2016, from $90.8 million in the same period of 2015; operating income for the second quarter of 2016 increased 5% to $44.2 million, from $42.0 million in the same period of 2015. The revenue increase is due primarily to $5.3 million more in retransmission revenues. The increase in operating income is due to the revenue increase, offset by higher spending on digital initiatives and increased network fees.
Revenue at the television broadcasting division increased 8% to $188.5 million in the first six months of 2016, from $174.3 million in the same period of 2015; operating income for the first six months of 2016 increased 6% to $85.4 million, from $80.6 million in the same period of 2015. The revenue increase is due primarily to $10.1 million more in retransmission revenues and a $2.7 million increase in political advertising revenue. The increase in operating income is due to the revenue increase, offset by higher spending on digital initiatives and increased network fees.
In May 2016, the Company announced that it had reached an agreement with Nexstar Broadcasting Group, Inc. and Media General, Inc. to acquire WCWJ, a CW affiliate television station in Jacksonville, FL and WSLS, an NBC affiliate television station in Roanoke, VA for $60 million in cash and the assumption of certain pension obligations. The Company will continue to operate both stations under their current network affiliations. The acquisition is subject to approval by the FCC, other regulatory approvals, and the satisfaction of closing conditions.

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Other Businesses
Other businesses is comprised of three manufacturing businesses, including Dekko, a manufacturer of electrical workspace solutions, architectural lighting, and electrical components and assemblies acquired in November 2015; and providers of home health and hospice services. Other businesses also include SocialCode, a provider of marketing solutions on social-media platforms; Slate and Foreign Policy, which publish online and print magazines and websites; and certain other new ventures.
The increase in revenues for the second quarter and first six months of 2016 is mostly due to the Dekko acquisition. In the second quarter and first six months of 2016, positive operating results from the manufacturing and healthcare businesses were offset by intangibles amortization and losses from publishing, SocialCode and new ventures.
Supplementary information regarding manufacturing results is as follows:

(in thousands)	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016
Operating revenues	$58,026	$114,701
Operating expenses	50,455	101,303
Depreciation	1,906	3,779
Amortization of intangible assets	2,816	5,633
Operating income	$2,849	$3,986
In June 2016, the Company acquired the outstanding 20% redeemable noncontrolling interest in Residential Healthcare (Residential). Also in June 2016, Celtic Healthcare (Celtic) and Residential combined their business operations and the Company now owns 90% of the combined entity. The Company incurred approximately $2.0 million in expenses in conjunction with these transactions in the second quarter of 2016.
In June 2016, Residential and a Michigan hospital formed a joint venture to provide home health services to West Michigan patients. Residential manages the operations of the joint venture and holds a 40% interest. The pro rata operating results of the joint venture are included in the Company's equity in earnings of affiliates. In connection with this transaction, the Company recorded a pre-tax gain of $3.2 million in the second quarter of 2016 that is included in other non-operating income.
In January 2015, Celtic Healthcare and Allegheny Health Network formed a joint venture to combine each other’s home health and hospice assets in the western Pennsylvania region. Celtic manages the operations of the joint venture for a fee and holds a 40% interest. The pro rata operating results of the joint venture are included in the Company’s equity in earnings of affiliates. In connection with this transaction, the Company recorded a noncash pre-tax gain of $6.0 million in the first quarter of 2015 that is included in other non-operating income.
In the second quarter of 2015, the Company sold The Root, an online magazine; the related gain on disposition is included in other non-operating income.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office, the pension credit for the Company’s traditional defined benefit plan and certain continuing obligations related to prior business dispositions. The total pension credit for the Company’s traditional defined benefit plan was $32.1 million and $34.1 million in the first six months of 2016 and 2015, respectively.
Without the pension credit, corporate office expenses declined in the first six months of 2016 due primarily to lower compensation costs.
Equity in Earnings (Losses) of Affiliates
At June 30, 2016, the Company held interests in a number of home health and hospice joint ventures, and interests in several other affiliates. The Company recorded equity in losses of affiliates of $0.9 million for the second quarter of 2016, compared to losses of $0.4 million for the second quarter of 2015. The Company recorded equity in earnings of affiliates of $0.1 million for the first six months of 2016, compared to losses of $0.8 million for the first six months of 2015.
Other Non-Operating Income (Expense)
The Company recorded total other non-operating income, net, of $19.0 million for the second quarter of 2016, compared to $11.7 million for the second quarter of 2015. The 2016 amounts included a $34.1 million gain on the sale of land; a $4.5 million gain on the sale of marketable equity securities; a $3.2 million gain on the Residential joint venture transaction and other items, offset by $24.1 million in unrealized foreign currency losses. The 2015

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amounts included $7.7 million in gains from the sales of businesses and an investment, $3.6 million in unrealized foreign currency gains and other items.
The Company recorded total other non-operating income, net, of $34.1 million for the first six months of 2016, compared to $10.6 million for the first six months of 2015. The 2016 amounts included a $34.1 million gain on the sale of land; an $18.9 million gain on the sale of a business; a $6.3 million gain on the sale of marketable equity securities; a $3.2 million gain on the Residential joint venture transaction and other items, offset by $29.5 million in unrealized foreign currency losses. The 2015 amounts included a $6.0 million gain on the Celtic joint venture transaction, $7.7 million in gains from the sales of businesses and an investment, and other items, offset by $3.2 million in unrealized foreign currency losses.
Net Interest Expense and Related Balances
The Company incurred net interest expense of $7.3 million and $14.6 million for the second quarter and first six months of 2016, respectively, compared to $8.0 million and $16.0 million for the second quarter and first six months of 2015. At June 30, 2016, the Company had $400.0 million in borrowings outstanding at an average interest rate of 7.2% and cash, marketable equity securities and other investments of $999.8 million.
In July 2016, a Kaplan UK company entered into a 4-year loan agreement for a £75 million borrowing. The overall effective interest rate is 2.01%, taking into account an interest rate swap agreement the Company entered into on the same date as the borrowing.
Provision for Income Taxes
The Company's effective tax rate for the first six months of 2016 was 31.7%, compared with 34.8% for the first six months of 2015. In the second quarter of 2016, the Company benefited from a favorable $5.6 million out of period deferred tax adjustment related to the KHE goodwill impairment recorded in the third quarter of 2015. Excluding this adjustment, the Company's effective tax rate for the first six months of 2016 was 35.6%.
Discontinued Operations
In 2015, the Company completed the spin-off of Cable ONE as an independent, publicly traded company and the sale of a school in China that was previously part of Kaplan International.
As a result of these transactions, income from continuing operations excludes the operating results and related loss, if any, on dispositions of these businesses, which have been reclassified to discontinued operations, net of tax, in 2015.
Earnings Per Share
The calculation of diluted earnings per share for the second quarter and first six months of 2016 was based on 5,574,336 and 5,612,959 weighted average shares outstanding, respectively, compared to 5,804,511 and 5,797,756 for the second quarter and first six months of 2015. At June 30, 2016, there were 5,617,444 shares outstanding. On May 14, 2015, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock; the Company has remaining authorization for 267,528 shares as of June 30, 2016.
Forward-Looking Statements
This press release contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30%
(in thousands, except per share amounts)	2016	2015	Change
Operating revenues	$628,933	$680,890	(8)
Operating expenses	532,470	587,533	(9)
Depreciation of property, plant and equipment	16,045	25,609	(37)
Amortization of intangible assets	6,278	4,647	35
Impairment of long-lived assets	—	6,876	—
Operating income	74,140	56,225	32
Equity in losses of affiliates, net	(891)	(353)	—
Interest income	721	323	—
Interest expense	(7,971)	(8,348)	(5)
Other income, net	19,000	11,678	63
Income from continuing operations before income taxes	84,999	59,525	43
Provision for income taxes	23,800	19,600	21
Income from continuing operations	61,199	39,925	53
Income from discontinued operations, net of tax	—	18,502	—
Net income	61,199	58,427	5
Net income attributable to noncontrolling interests	(433)	(434)	—
Net income attributable to Graham Holdings Company	60,766	57,993	5
Redeemable preferred stock dividends	—	(211)	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$60,766	$57,782	5
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$60,766	$39,280	55
Income from discontinued operations, net of tax	—	18,502	—
Net income	$60,766	$57,782	5
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$10.82	$6.74	61
Basic income per common share from discontinued operations	—	3.18	—
Basic net income per common share	$10.82	$9.92	9
Basic average number of common shares outstanding	5,544	5,720
Diluted income per common share from continuing operations	$10.76	$6.71	60
Diluted income per common share from discontinued operations	—	3.16	—
Diluted net income per common share	$10.76	$9.87	9
Diluted average number of common shares outstanding	5,574	5,805

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30%
(in thousands, except per share amounts)	2016	2015	Change
Operating revenues	$1,230,673	$1,328,315	(7)
Operating expenses	1,059,315	1,199,161	(12)
Depreciation of property, plant and equipment	32,806	47,806	(31)
Amortization of intangible assets	12,540	9,385	34
Impairment of long-lived assets	—	6,876	—
Operating income	126,012	65,087	94
Equity in earnings (losses) of affiliates, net	113	(757)	—
Interest income	1,312	882	49
Interest expense	(15,919)	(16,849)	(6)
Other income, net	34,096	10,573	—
Income from continuing operations before income taxes	145,614	58,936	—
Provision for income taxes	46,200	20,500	—
Income from continuing operations	99,414	38,436	—
Income from discontinued operations, net of tax	—	41,791	—
Net income	99,414	80,227	24
Net income attributable to noncontrolling interests	(868)	(1,208)	(28)
Net income attributable to Graham Holdings Company	98,546	79,019	25
Redeemable preferred stock dividends	—	(631)	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$98,546	$78,388	26
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$98,546	$36,597	—
Income from discontinued operations, net of tax	—	41,791	—
Net income	$98,546	$78,388	26
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$17.42	$6.26	—
Basic income per common share from discontinued operations	—	7.21	—
Basic net income per common share	$17.42	$13.47	29
Basic average number of common shares outstanding	5,584	5,712
Diluted income per common share from continuing operations	$17.33	$6.22	—
Diluted income per common share from discontinued operations	—	7.18	—
Diluted net income per common share	$17.33	$13.40	29
Diluted average number of common shares outstanding	5,613	5,798

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GRAHAM HOLDINGS COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30%			June 30%
(in thousands)	2016	2015	Change	2016	2015	Change
Operating Revenues
Education	$419,213	$523,625	(20)	$820,289	$1,024,227	(20)
Television broadcasting	96,520	90,753	6	188,538	174,317	8
Other businesses	113,269	66,512	70	221,985	129,771	71
Corporate office	—	—	—	—	—	—
Intersegment elimination	(69)	—	—	(139)	—	—
	$628,933	$680,890	(8)	$1,230,673	$1,328,315	(7)
Operating Expenses
Education	$386,321	$507,777	(24)	$772,909	$1,031,228	(25)
Television broadcasting	52,305	48,739	7	103,103	93,741	10
Other businesses	118,331	68,673	72	232,777	137,094	70
Corporate office	(2,095)	(524)	—	(3,989)	1,165	—
Intersegment elimination	(69)	—	—	(139)	—	—
	$554,793	$624,665	(11)	$1,104,661	$1,263,228	(13)
Operating Income (Loss)
Education	$32,892	$15,848	—	$47,380	$(7,001)	—
Television broadcasting	44,215	42,014	5	85,435	80,576	6
Other businesses	(5,062)	(2,161)	—	(10,792)	(7,323)	(47)
Corporate office	2,095	524	—	3,989	(1,165)	—
	$74,140	$56,225	32	$126,012	$65,087	94
Depreciation
Education	$10,242	$21,980	(53)	$21,345	$40,508	(47)
Television broadcasting	2,450	2,125	15	4,827	4,234	14
Other businesses	3,073	1,254	—	6,100	2,556	—
Corporate office	280	250	12	534	508	5
	$16,045	$25,609	(37)	$32,806	$47,806	(31)
Amortization of Intangible Assets and Impairment of Long-Lived Assets
Education	$1,704	$8,343	(80)	$3,385	$9,850	(66)
Television broadcasting	63	63	—	126	126	—
Other businesses	4,511	3,117	45	9,029	6,285	44
Corporate office	—	—	—	—	—	—
	$6,278	$11,523	(46)	$12,540	$16,261	(23)
Pension Expense (Credit)
Education	$3,018	$3,947	(24)	$6,127	$7,894	(22)
Television broadcasting	418	391	7	857	782	10
Other businesses	306	186	65	560	379	48
Corporate office	(16,008)	(16,939)	(5)	(31,869)	(33,877)	(6)
	$(12,266)	$(12,415)	(1)	$(24,325)	$(24,822)	(2)

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30%			June 30%
(in thousands)	2016	2015	Change	2016	2015	Change
Operating Revenues
Higher education	$157,980	$240,717	(34)	$323,529	$478,285	(32)
Test preparation	79,349	80,381	(1)	145,811	149,607	(3)
Kaplan international	182,325	200,703	(9)	351,612	392,784	(10)
Kaplan corporate and other	18	1,959	(99)	143	3,818	(96)
Intersegment elimination	(459)	(135)	—	(806)	(267)	—
	$419,213	$523,625	(20)	$820,289	$1,024,227	(20)
Operating Expenses
Higher education	$140,743	$215,953	(35)	$284,986	$452,928	(37)
Test preparation	72,313	73,302	(1)	141,085	146,862	(4)
Kaplan international	165,846	183,130	(9)	330,236	367,494	(10)
Kaplan corporate and other	6,125	27,210	(77)	13,974	54,419	(74)
Amortization of intangible assets	1,704	1,467	16	3,385	2,974	14
Impairment of long-lived assets	—	6,876	—	—	6,876	—
Intersegment elimination	(410)	(161)	—	(757)	(325)	—
	$386,321	$507,777	(24)	$772,909	$1,031,228	(25)
Operating Income (Loss)
Higher education	$17,237	$24,764	(30)	$38,543	$25,357	52
Test preparation	7,036	7,079	(1)	4,726	2,745	72
Kaplan international	16,479	17,573	(6)	21,376	25,290	(15)
Kaplan corporate and other	(6,107)	(25,251)	76	(13,831)	(50,601)	73
Amortization of intangible assets	(1,704)	(1,467)	(16)	(3,385)	(2,974)	(14)
Impairment of long-lived assets	—	(6,876)	—	—	(6,876)	—
Intersegment elimination	(49)	26	—	(49)	58	—
	$32,892	$15,848	—	$47,380	$(7,001)	—
Depreciation
Higher education	$3,993	$4,794	(17)	$8,168	$9,622	(15)
Test preparation	1,615	2,263	(29)	3,396	5,153	(34)
Kaplan international	4,319	5,073	(15)	9,379	9,727	(4)
Kaplan corporate and other	315	9,850	(97)	402	16,006	(97)
	$10,242	$21,980	(53)	$21,345	$40,508	(47)
Pension Expense
Higher education	$1,905	$2,532	(25)	$3,810	$5,064	(25)
Test preparation	768	775	(1)	1,536	1,550	(1)
Kaplan international	67	106	(37)	134	212	(37)
Kaplan corporate and other	278	534	(48)	647	1,068	(39)
	$3,018	$3,947	(24)	$6,127	$7,894	(22)

-more-

NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

▪	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪	the ability to identify trends in the Company’s underlying business; and

▪	a better understanding of how management plans and measures the Company’s underlying business.
Income from continuing operations, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands, except per share amounts)	2016	2015	2016	2015
Amounts attributable to Graham Holdings Company Common Stockholders
Income from continuing operations, as reported	$60,766	$39,280	$98,546	$36,597
Adjustments:
Restructuring charges	—	10,656	—	17,497
Impairment of long-lived assets	—	4,400	—	4,400
Gain from the sales of land and marketable equity securities	(23,916)	—	(25,004)	—
Gain from the sales of businesses and an investment, and the formation of joint ventures	(1,655)	(4,957)	(13,581)	(8,367)
Foreign currency loss (gain)	15,414	(2,309)	18,897	2,060
Favorable out of period deferred tax adjustment	(5,631)	—	(5,631)	—
Income from continuing operations, adjusted (non-GAAP)	$44,978	$47,070	$73,227	$52,187

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share from continuing operations, as reported	$10.76	$6.71	$17.33	$6.22
Adjustments:
Restructuring charges	—	1.82	—	2.99
Impairment of long-lived assets	—	0.75	—	0.75
Gain from the sales of land and marketable equity securities	(4.23)	—	(4.42)	—
Gain from the sales of businesses and an investment, and the formation of joint ventures	(0.29)	(0.85)	(2.37)	(1.35)
Foreign currency loss (gain)	2.73	(0.39)	3.33	0.36
Favorable out of period deferred tax adjustment	(1.00)	—	(1.00)	—
Diluted income per common share from continuing operations, adjusted (non-GAAP)	$7.97	$8.04	$12.87	$8.97

The adjusted diluted per share amounts may not compute due to rounding.

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